Exhibit 99.1

FOR IMMEDIATE RELEASE

AMSTERDAM (16 March 2020) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") (“Core”, “Core Lab”, or the “Company”) is announcing immediate actions in response to current market volatility, operational disruption related to COVID-19, and the oil and gas industry outlook. In addition, Core Lab is making further corporate and operating cost reductions and reducing its 2020 capital expenditure program to align with the Company’s client activity.  The Company also feels it is appropriate to withdraw its first quarter 2020 guidance, last provided on January 29, 2020.

In response to these market circumstances, Core’s Board of Supervisory Directors has approved a plan to reduce the Company’s future quarterly dividends to $0.01 per share beginning with the second quarter of 2020, and to focus excess free cash flow on debt reduction. The Company is actively enacting cost control plans which include: 1) corporate and operating cost reductions, 2) annual capital expenditures reduced to below the 2016 level of $11.4 million, and 3) eliminating all non-essential costs.  Combined, these actions will provide additional cash flow to accelerate debt reduction.

Based upon a quarterly dividend of $0.01 per share and the number of shares currently outstanding, the annual dividend distribution will decrease by approximately $43 million, providing additional flexibility in the Company’s capital allocation policy.  Cost reduction plans already approved and reduced capital expenditures are estimated to provide additional cash flow of more than $30 million on an annual basis.  Core believes it will have ample liquidity through its revolving credit facility to manage debt and maintain a strong balance sheet.

Core Lab believes these immediate actions, as well as continued evaluation and adjustments, will allow Core Lab, as it has for over 83 years, to navigate through these challenging times. Core Lab’s dedicated and talented workforce will continue to deliver outstanding results to our worldwide client base. Core remains focused on preserving the quality of service for its clients and producing returns for its shareholders.

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance.  The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law.  The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission.  These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company.  Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.  The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

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